                                                                           2-A

                  NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                At June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                   ASSETS                  Actual       Adjustments      Pro Forma
                                   ------                ----------     -----------     -----------
                                                                       (In Thousands)
Utility plant, at original cost                          $5,783,877                      $5,783,877
  Less accumulated provisions for
   depreciation and amortization                          1,921,852                       1,921,852
                                                         ----------      ----------      ----------
                                                          3,862,025                       3,862,025
Construction work in progress                                50,178                          50,178
                                                         ----------      ----------      ----------
         Net utility plant                                3,912,203                       3,912,203
                                                         ----------      ----------      ----------
Oil and gas properties, at full cost                      1,291,288                       1,291,288
  Less accumulated provision for amortization             1,114,345                       1,114,345
                                                         ----------      ----------      ----------
         Net oil and gas properties                         176,943                         176,943
                                                         ----------      ----------      ----------

Investments:
  Nuclear power companies, at equity                         49,464                          49,464
  Other subsidiaries, at equity                              43,213                          43,213
  Other investments                                         103,101                         103,101
                                                         ----------      ----------      ----------
         Total investments                                  195,778                         195,778
                                                         ----------      ----------      ----------
Current assets:
  Cash                                                        3,955                           3,955
  Accounts receivable, less reserves of $20,793,000         229,588                         229,588
  Unbilled revenues                                          63,100                          63,100
  Fuel, materials, and supplies, at average cost             80,362                          80,362
  Prepaid and other current assets                           78,209                          78,209
                                                         ----------      ----------      ----------
         Total current assets                               455,214                         455,214
                                                         ----------      ----------      ----------
Deferred charges and other assets                           403,566                         403,566
                                                         ----------      ----------      ----------
                                                         $5,143,704                      $5,143,704
                                                         ==========      ==========      ==========


                         CAPITALIZATION AND LIABILITIES
                         ------------------------------

Capitalization:
  Common share equity:
   Common shares, par value $1 per share:
     Authorized - 150,000,000 shares
     Outstanding - 64,969,652 shares                     $   64,970                          64,970
   Paid-in capital                                          736,773      $     (206)        736,567
  Retained earnings                                         904,825          (3,646)        901,179
  Treasury stock - 149,238 shares                            (5,185)                         (5,185)
  Unrealized gain on securities, net                          2,684                           2,864
                                                         ----------      ----------      ----------
         Total common share equity                        1,704,067          (3,852)      1,700,215

   Minority interests in consolidated subsidiaries           46,195                          46,195
   Cumulative preferred stock of subsidiaries               126,166        (126,166)             --
   Long-term debt                                         1,484,542                       1,484,542
                                                         ----------      ----------      ----------
         Total capitalization                             3,360,970        (130,018)      3,230,952
                                                         ----------      ----------      ----------
Current liabilities:
   Long-term debt due within one year                       104,710                         104,710
   Short-term debt                                          170,825         130,018         300,843
   Accounts payable                                         127,793                         127,793
   Accrued taxes                                             25,357                          25,357
   Accrued interest                                          24,632                          24,632
   Dividends payable                                         37,350                          37,350
   Other current liabilities                                132,434                         132,434
                                                         ----------       ----------     ----------
         Total current liabilities                          623,101          130,018        753,119
                                                         ----------       ----------     ----------
Deferred federal and state income taxes                     724,712                         724,712
Unamortized investment tax credits                           90,728                          90,728
Other reserves and deferred credits                         344,193                         344,193
                                                         ----------       ----------     ----------
                                                         $5,143,704       $        0     $5,143,704
                                                         ==========       ==========     ==========
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
                  NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES

     The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Consolidated Balance Sheet at June 30, 1997 are as follows:



Debit - Cumulative Preferred Stock of Subsidiaries       $126,166,000

Debit - Paid-in Capital                                  $    206,400

Credit - Retained Earnings                               $  3,646,148

Credit - Short-Term Debt                                 $130,018,548


     To reflect the proposed issue of $37,854,748 of short-term debt, the proceeds of which are to be used for the retirement of $39,666,000 of preferred stock of New England Power Company, Massachusetts Electric Company, and The Narragansett Electric Company, subsidiaries of New England Electric System, net of outstanding premium on capital stock and net loss on retirement.